UNIQUE MOBILITY, INC.
                           425 Corporate Circle
                          Golden, Colorado 80401


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON MARCH 20, 1996

The annual meeting of shareholders of Unique Mobility, Inc. will be held on March 20, 1996 at 10:00 a.m., Denver Time at the Hyatt Regency Denver,1750 Welton Street, Denver, Colorado 80202 for the following purposes:

     1. To elect a Board of six (6) directors to serve for the ensuing year and thereafter until their successors are duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP to act as independent auditors of the Company for the fiscal year ending October 31, 1996.

     3. To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting of Shareholders has been fixed at January 29, 1996. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.


                                             By order of the Board of Directors

February 2, 1996                                 "Elaine J. England"

                                             Elaine J. England, Secretary


YOUR VOTE IS IMPORTANT. All shareholders, whether or not they expect to attend the Annual Meeting, are requested to complete, date, sign and mail the enclosed proxy, which is solicited by the Board of Directors. The enclosed envelope may be used for that purpose. If you attend the meeting, you may vote in person even though you have given a proxy.

                           PROXY STATEMENT

                         UNIQUE MOBILITY, INC.
                         425 Corporate Circle
                        Golden, Colorado  80401

                    ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MARCH 20, 1996


This proxy statement is being mailed on or about February 6, 1996 to the shareholders of Unique Mobility, Inc. in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Annual Meeting of Shareholders to be held on March 20, 1996. The last Annual Meeting of Shareholders was held on February 20, 1995.

If the enclosed proxy is properly signed and returned to the Company, the shares represented by the proxy will be voted at the meeting. If a shareholder indicates in his proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the shareholder's choice. If no choice is indicated, the shares will be voted "for" each of the proposals. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

                    PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of the Board of Directors of the Company. The solicitation will be made predominantly by mail. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent, in which case the cost, which is not expected to exceed $1,000, will be borne by the Company.

                     SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on January 29, 1996, will be entitled to vote at the meeting. As of that date there were 10,716,172 shares of the Company's $.01 par value common stock outstanding, each share being entitled to one vote. The Company has no other classes of voting securities. The Company's articles of incorporation provide that one-third of the outstanding shares of the common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholders' meeting. Each proposal contained herein to be voted upon at the meeting shall be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Cumulative voting is not allowed in the election of directors or for any other purposes. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions on the proposals other than election of directors to be voted on at the meeting will have no effect. Under the rules of the American Stock Exchange (AMEX), brokers who hold shares in street name have the authority to vote on certain items, including the election of directors, when they have not received instructions from beneficial owners. With respect to other proposals, AMEX rules provide that no broker may vote shares held for beneficial owners without specific instructions from such beneficial owners. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the matters to be voted on at the meeting.

                         ELECTION OF DIRECTORS

Pursuant to the bylaws of the Company, the Board of Directors shall consist of not fewer than three directors. The Board of Directors currently consists of six members. The Board of Directors has set the number of directors at six and has nominated six candidates to stand for election to the Board of Directors. Proxies may not be voted for more than six persons. The Board of Directors is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

At the Annual Meeting, the shareholders will elect six members to the Board of Directors. In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below. The Company expects each of the nominees listed below to be able to serve as a director. If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.

The following table contains information concerning the members of the Board of Directors of the Company who are standing for election at this meeting:

                                          Officer or
                     Position with         Director
Name         Age      the Company            Since      Business Experience (1)

Ray A.             Chairman of the Board      1981   President from 1991 through
Geddes       63    and Chief Executive               1995, Chairman of the Board
                   Officer; Member of                of Directors and Chief
                   Executive Committee               Executive Officer since
                   and Compensation and              1984.
                   Benefits Committee


Michel A.    48    Director and Member of    1995    Finance Director; Special
Bell               Compensation and                  Projects Alcan Aluminium
                   Benefits Committee and            Limited (Montreal) since
                   Stock Option Committee            1994; Vice President
                                                     Finance, Alcan Pacific
                                                     Limited (Tokyo), a wholly
                                                     owned subsidiary of Alcan
                                                     Aluminium Limited, from
                                                     1986 through 1994.

Frank        57    Director and Member of    1993    Consultant to industry and
Hodsoll            Compensation and                  government since 1992;
                   Benefits Committee and            Deputy Director for
                   Audit Committee                   Management, United States
                                                     Office of Management and
                                                     Budget (Washington, D.C.)
                                                     from 1991 through 1992;
                                                     Executive Associate
                                                     Director and Chief
                                                     Financial Officer, United
                                                     States Office of Management
                                                     and Budget from 1989
                                                     through 1991; Chairman,
                                                     National Endowment for the
                                                     Arts from 1981 through
                                                     1989.

William G.  52    Director, President and    1992    President and Chief
Rankin            Chief Operating Officer            Operating Officer since
                                                     January 1996; Executive
                                                     Vice President - Operations
                                                     from 1992 through 1995;
                                                     General Manager - Deere
                                                     Tech Services, a division
                                                     of Deere and Company
                                                     (Moline, IL), a manufac-
                                                     turer of agricultural,
                                                     construction and consumer
                                                     equipment from 1986
                                                     through 1992.

H. J.      66     Director and Member of    1994     Senior Counselor, Kearns
Young             Executive Committee,               and West (Washington, D.C.)
                  Audit Committee and                an international public
                  Stock Option Committee             relations firm since 1994;
                                                     Senior Vice President,
                                                     Edison Electric Institute
                                                     (Washington, D.C.) from
                                                     1982 through 1994.

J. B.      59     Director, Member of the   1995     President, Invacare
Richey            Audit Committee,                   Technologies and Senior
                  Compensation and                   Vice President-Total
                  Benefits Committee, and            Quality Management since
                  Stock Option Committee             1992, Senior Vice
                                                     President and General
                                                     Manager-North American
                                                     Operations, Invacare
                                                     Corporation, from 1989 to
                                                     1992 and Senior Vice
                                                     President-Product
                                                     Development, Invacare
                                                     Corporation, from 1984 to
                                                     1992.  Director, Invacare
                                                     Corporation, Steris
                                                     Corporation and Royal
                                                     Appliance Manufacturing
                                                     Company.


(1) Business experience shown is for the last five years unless otherwise indicated.

No family relationship exists between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer.

There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director except as follows:

The Company has executed a note and warrant purchase agreement with affiliates of Advent International Corporation ("Advent Group") and Techno-Venture U.S.A., Inc. (Techno) whereby the Company has agreed to nominate and recommend for election to the Company's Board of Directors one person designated by the Advent Group and Techno for so long as warrants convertible into not less than 5 percent of the Company's common stock are outstanding. The Advent Group and Techno have waived their right pursuant to this agreement.

The Company has executed a stock purchase with Invacare Corporation whereby the Company has agreed to nominate and recommend for election to the Company's Board of Directors one person designated by Invacare for so long as Invacare owns at least 100,000 shares of the Company's common stock and is not in default of certain agreements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES

During the fiscal year ended October 31, 1995 the Board of Directors held meetings on eleven occasions. Each incumbent director attended or participated in more than seventy-five percent of the meetings of the Board and board committees on which he served during the period he was a director, except for Mr. Bell who attended or participated in four meetings, or 67 percent of the six meetings held by the Board of Directors since his election as a Director. Participation at meetings was sometimes by telephone, which is authorized under Colorado law. The votes of each director are recorded in the minutes for each matter considered by the Board of Directors. None of the directors listed above has been involved during the last five years in any legal proceedings that are material to an evaluation of the ability or integrity of that person to act as a director of the Company.

The Board of Directors has an Executive Committee, Audit Committee, Compensation and Benefits Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The Executive Committee, which makes policy recommendations to the Board of Directors, consists of two directors and held no meetings during fiscal 1995.

The Audit Committee, which reviews the annual audit performed by the Company's independent auditors, consists of three directors and met once in fiscal 1995.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation and Benefits Committee currently consists of three directors (Messrs. Geddes, Bell and Hodsoll) and the Stock Option Committee currently consists of three outside directors (Messrs. Bell, Young and Richey). The purpose of the Compensation and Benefits Committee is to determine compensation and benefits for executive officers of the Company (except stock options). The Compensation and Benefits Committee held one meeting regarding fiscal 1995. The purpose of the Stock Option Committee is to administer the Company's Stock Option Plans and make recommendations to the Board of Directors on the grant of stock options. The Stock Option Committee met two times regarding fiscal 1995. For the purpose of Securities and Exchange Commission Regulation S-K Item 402 (k), the Compensation and Benefits Committee and Stock Option Committee were together the relevant board committee.

Mr. Geddes is Chairman of the Board and Chief Executive Officer.

Mr. Bell, who serves on the Compensation and Benefits Committee and the Stock Option Committee is an employee of Alcan Aluminium Limited which owns approximately 13 percent of the Company's common stock.

Mr. Costello, who served on the Stock Option Committee through December 8, 1995, the date of his resignation from the Board of Directors, is an employee of the Advent Group, which owns approximately 11 percent of the Company's common stock.

Mr. Richey, who serves on the Stock Option Committee, is an employee of Invacare Corporation which owns approximately one percent of the Company's common stock.

Transactions with Alcan

In 1988, the Company completed agreements with Alcan International Limited, the research and development subsidiary of Alcan, to develop electric drive technology for general use in land vehicle propulsion systems. This work was completed in 1991. Separately, Alcan purchased from the Company 322,921 shares of the Company's common stock, constituting approximately 7.5 percent of the Company's then outstanding common stock.

Pursuant to the Alcan General Agreement, prior to the issuance of any equity securities to any person, the Company must first extend to Alcan the preemptive right to purchase 16.7 percent of the shares proposed to be issued on the same terms and conditions offered to any other purchaser. Preemptive rights can be exercised by Alcan for a period of three months after any issuance or sale of equity securities, except that Alcan's preemptive right arising upon the conversion or exercise of notes and warrants acquired by the Advent Group and Techno can be exercised for a period of one year. In addition, for so long as any of the Company's shares are held by Alcan, Alcan had a right of first refusal until March 25, 1995 to purchase any private placement equity securities to be issued or sold by the Company to third parties who will become the beneficial owner of more than five percent of any class of the Company's equity securities. See also "Security Ownership of Certain Owners and Management" below.

Mr. Geddes, who holds or has the right to acquire 805,512 shares of the Company's common stock, has granted Alcan a right of first refusal to purchase any such shares to be sold or transferred by him in any public or private sale for so long as any of the Company's shares are held by Alcan or its affiliates; provided however, that such right of first refusal shall not be applicable in the case of a third party offer for all of the issued and outstanding shares of the Company provided that Alcan participates in such transaction, and upon the redemption of all of the issued and outstanding common stock of the Company in connection with the liquidation or dissolution of the Company following the sale of all or substantially all of the assets of the Company.

In fiscal 1994, the Company and Alcan completed an Assignment Agreement which superseded a prior license agreement in its entirety. The Assignment Agreement shall remain in effect until all patents issued or applied for prior to December 31, 1992 have either lapsed, expired or otherwise terminated. Pursuant to the Assignment Agreement, Alcan assigned to the Company all of its rights, title and interests in all technology developed, prior to the date of the Assignment Agreement, by or on behalf of Alcan pursuant to written contracts between Alcan and the Company.

The Company has agreed to offer to Alcan a right of first refusal to acquire any and all intellectual and proprietary property related to permanent magnet motors and the associated controls (the "PM Technology") prior to consummating an assignment or sale of any PM Technology.

The Assignment Agreement further provides that Unique shall pay to Alcan royalties on revenue derived from the manufacture and sale of products or processes embodying PM Technology at a royalty rate substantially less than the royalty rate under the prior license agreement, subject to reduction for patent expense offsets, if any.

The Company has agreed to diligently prosecute its patents in the United States, Canada, the European patent office countries and such other countries as may be agreed upon by the parties. For so long as Alcan beneficially owns at least five percent of the Company's common stock, it shall be obligated to pay one-half of the patent application and maintenance fees (including reasonable attorney's fees related thereto) associated with the PM Technology in an amount not to exceed the aggregate amount of royalty revenue derived from the PM Technology. Each party has the right, but not the obligation, to bring legal action against third party infringements.

Transactions with Advent

In 1992, the Company completed agreements with the Advent Group and Techno for the private placement of $1.2 million of Secured Subordinated Convertible Term Notes. The notes bore interest at 8 percent per year and were secured by substantially all of the Company's assets. In 1993, the Advent Group and Techno converted all of the notes into 666,666 shares of the Company's common stock.

Coincident to the issuance of the notes, the Company granted to the Advent Group and Techno warrants to acquire 790,000 shares of the Company's common stock at the lower of the average market price of the Company's common stock for the thirty-day period immediately prior to exercise or $2.40 per share, which expire in August 1999. The warrant agreement was amended in 1993 to permit the cashless conversion of the warrants into common stock based on the spread between the market price of the common stock on the date of exercise and the $2.40 per share exercise price of the warrants and the term of the warrants was reduced from seven years to five years.

In addition, the Company has agreed to use its best efforts to have a representative of the Advent Group and Techno elected to the Company's Board of Directors. Mr. Dennis R. Costello, Senior Vice President of Advent International Corporation, served on the Company's Board of Directors during fiscal 1995 pursuant to this provision, prior to his resignation on December 8, 1995. The Advent Group and Techno have waived their right pursuant to this provision for Fiscal 1996 and, accordingly, no Advent Group nominee is standing for election in this proxy.

The Company has granted the Advent Group and Techno certain rights to register the common stock issuable upon exercise of the warrants, the existence of which rights, if exercised, could impair the Company's ability to raise capital through the placement of additional equity securities in the future. The Company has agreed that, if required and upon the request of the then holders of at least twenty percent of the total outstanding warrants held by the Advent Group and Techno, the Company will file a registration statement with the Securities and Exchange Commission ("SEC") with respect to the securities underlying the warrants and deliver a prospectus with respect to such securities to all holders of the warrants as required by Section 10(a)(3) of the 1933 Act. In addition, if the Company at any time files a registration statement with the SEC, the Company, at its expense, will offer holders of common stock (or warrant holders intending to exercise warrants into) not less than five percent of the registrable shares held by the Advent Group and Techno the opportunity to register the securities underlying the warrants. Such registration rights are not applicable, however, to a registration statement filed by the Company on Form S-4, Form S-8 or any other inappropriate form. The price payable upon exercise of these warrants and the number of shares covered thereby are subject to adjustment under certain circumstances.

Pursuant to the note and warrant purchase agreements with the Advent Group and Techno, prior to the issuance of any equity securities to any person, the Company must first extend to the Advent Group and Techno the preemptive right to purchase 15.2 percent of the shares proposed to be issued on the same terms and conditions offered to any other purchaser. The preemptive rights can be exercised by the Advent Group and Techno for a period of three months after any issuance or sale of equity securities. The Advent Group and Techno did not acquire any shares of the Company's common stock upon the exercise of preemptive rights during fiscal 1995. See also "Security Ownership of Certain Owners and Management" below.

Transactions with Invacare

In December 1995, the Company completed a stock purchase agreement with Invacare Corporation (Invacare) pursuant to which, in January 1996, Invacare acquired 129,032 shares of the Company's common stock at $3.88 per share. The stock purchase agreement provides that contingent upon the execution of a mutually acceptable supply agreement with respect to the sale of products by Unique to Invacare, Invacare shall make a second purchase of stock at such time as the production engineering of the initial product for Invacare is completed. The second purchase of stock, which shall be effected at the then prevailing market price of the Company's common stock, will be in the approximate amount of 50 percent of the mutually agreed investment to be made by the Company for the production tooling, capital equipment and product launching costs related to the manufacture of products for sale to Invacare.

The Company has further agreed to use its best efforts to have a representative of Invacare elected to the Company's Board of Directors. Mr. J. B. Richey, Senior Vice President-Total Quality Management and Director of Invacare Corporation, was appointed to the Company's Board of Directors on December 8, 1995, pursuant to this provision, and is a management nominee in these proxy materials.

                             MANAGEMENT

The executive officers of the Company are:


Name                         Age                       Position

Ray A. Geddes                63      Chairman of the Board of Directors and
Chief Executive Officer

Donald A. French             40      Treasurer, Controller and Chief Financial
                                     Officer

William G. Rankin            52      Director, President and Chief Operating
                                     Officer

Craig S. Cambier             42      Vice President-Engineering



Ray A. Geddes, a director since 1981, joined the Company as Chairman of the Board, Chief Executive Officer and Treasurer in 1984. From 1991 through 1995, Mr. Geddes held the additional office of President. Prior to joining the Company, Mr. Geddes was an independent consultant to the automotive industry from 1974 through 1984. For twelve years prior to that, Mr. Geddes was employed by Ford Motor Company in various management capacities including Executive Vice President of Ford's Italian Automobile Group where he was responsible for the production and marketing of the Ford Pantera sports car and Program Manager for the production, marketing, and field support activities for several specialty vehicles, including the Shelby Mustang, Ford Cobra and Ford GT sports racing car. Mr. Geddes holds a Masters in Business Administration and Juris Doctor Degree from the University of Michigan. He is Treasurer and a member of the board of the Electric Vehicle Association of the Americas and a member of The Society of Automotive Engineers.

Donald A. French, Treasurer, Controller and Chief Financial Officer, joined the Company in 1987. Mr. French served as Corporate Secretary from 1987 through 1988. Prior to joining the Company, Mr. French was a practicing Certified Public Accountant from 1985 to 1986. Prior to that Mr. French served as Vice President and General Manager of Gaechter, Inc., an importer and distributor of apparel and eyewear from 1983 to 1984. From 1981 to 1982, Mr. French served as Supervisor of Financial Accounting for Husky Oil Company, a multinational oil and gas company.

William G. Rankin, President and Chief Operating Officer since January 1996, Executive Vice President - Operations and member of the Board of Directors from 1994 through 1995, joined the Company in 1992. Prior to joining the Company, Mr. Rankin held a variety of management positions with Deere and Company, a manufacturer of agricultural, construction, and consumer equipment. From 1986 to 1992, Mr. Rankin served as General Manager of Deere Tech Services, a division of Deere and Company which developed, installed and marketed computer integrated manufacturing technologies; from 1982 through 1986, as Manager of Computer-Aided Manufacturing Services; and from 1976 through 1982, as Manager of Materials Management Research and Planning.

Craig S. Cambier joined the Company in 1989 as Vice President of Electronics. In 1992, Mr. Cambier assumed the additional duties of Vice President-Engineering. In 1993, Mr. Cambier assumed the position of Vice President - Research and Technology. In August 1995, Mr. Cambier was appointed Vice President-Engineering. Prior to joining the Company, Mr. Cambier was the President of Cambier Circuit Concepts, a consulting company and supplier of power electronics. From 1986 through 1988, Mr. Cambier served as an Applications Engineer - Power Semiconductors for the Siemens Power Semiconductor Division of Siemens AG, a multinational manufacturer of electronics.

                        EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation earned by the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 for each of the last three fiscal years:

                     Summary Compensation Table
                                                                  Long-term
                                                                 Compensation
                                                                    Awards
Name of                                      Annual                Number of
Individual               Fiscal           Compensation       Securities Underlying       Other
and Position              Year          Salary      Bonus       Options Granted      Compensation
Ray A. Geddes,
Chairman and              1995       $152,375    $   -0-              -0-              $16,975 (2)
Chief Executive           1994       $151,556    $   -0-              -0-              $17,107 (2)
Officer                   1993       $143,949    $   -0-              -0-              $ 7,701 (1)

William G.
Rankin
Director,
President and             1995       $123,960    $   -0-              -0-              $ 7,128 (1)
Chief Operating           1994       $123,300    $   -0-              -0-              $ 6,600 (1)
Officer                   1993       $120,000    $   -0-              -0-              $ 7,250 (1)

(1) Represents matching contributions to the Company's 401(k) Savings Plan.

(2) Represents matching contributions to the Company's 401(k) Savings Plan and Company paid car allowance.

The foregoing compensation tables do not include certain fringe benefits made available on a non-discriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave.

No options were granted to Messrs. Geddes or Rankin during Fiscal 1995.

           Aggregated Option Exercises In Fiscal Year 1995
           and Option Values at the End of Fiscal Year 1995


                                                     Number of                    Unexercised
                                                Securities Underlying            in-the-money
                     Number of                 Unexercised Options at             Options at
Name of                Shares                      Fiscal Year End             Fiscal Year End
Individual            Acquired       Value       Exer-        Unexer-        Exer-        Unexer-
and Position        On Exercise     Realized    cisable       cisable       cisable       cisable
Ray A. Geddes,
Chairman and
Chief Executive
Officer                  -0-          -0-        247,603      133,333        139,936         -0-

William G. Rankin,
Director, President
and Chief Operating
Officer                  -0-          -0-        274,412       89,045        196,322         -0-



Compensation and Benefits Committee and Stock Option Committee Report
                  on Executive Compensation (1)

This report combines reports of both the Compensation and Benefits Committee and the Stock Option Committee.

The Compensation and Benefits Committee of the Board of Directors is responsible for establishing Company policy regarding executive compensation. The Compensation and Benefits Committee currently consists of Messrs. Bell, Geddes, and Hodsoll.

The Stock Option Committee administers the 1992 Stock Option Plan and determines how many options will be granted to executive officers. The Stock Option Committee currently consists of Messrs. Bell, Richey and Young.

The Compensation and Benefits Committee determines all elements of executive compensation except grants of stock options. The 1992 Stock Option Plan is qualified under Securities and Exchange Commission Rule 16b-3 and as such must be administered by a committee of persons who are not eligible to receive options under the plan. As a result, Mr. Geddes does not participate in the grant of options to executive officers or other employees of the Company. Mr. Geddes also does not participate in Compensation and Benefit Committee deliberations and recommendations as to his own compensation.

(1) The report of the Compensation and Benefits Committee and the Stock Option Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

                               Policy

The Company's compensation program for its Chief Executive Officer is based on beliefs and principles designed to align compensation with business strategy, company values, and management initiatives. The program:

Rewards the Chief Executive Officer for long-term strategic management and the enhancement of shareholder value by cash remuneration and by delivering appropriate ownership in the Company through the grant of options.

Integrates compensation programs with both the Company's annual and longer-term strategic planning processes.

Supports a performance-oriented environment that rewards performance with respect to Company goals.

Attracts and retains key executives critical to the long-term success of the Company.

The Company's Compensation package for employees generally and executive officers in particular consists of both cash remuneration and equity based compensation. The Company maintains a variety of benefit programs which are designed to allow the Company to attract and retain talented individuals in a variety of disciplines. All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

Unique Mobility Health Benefit Plan
401(K) Savings Plan of Unique Mobility, Inc.
Unique Mobility, Inc. Stock Purchase Plan (not available to Mr. Geddes)

In addition, employees may be eligible for participation in the following benefit plans at the discretion of the Company's Board of Directors:

Unique Mobility, Inc. 1992 Stock Option Plan
Unique Mobility, Inc. Employee Stock Bonus Plan

The Board of Directors believes that equity based compensation is critical to the Company's ability to attract and retain qualified employees. The Company's equity based compensation plans are designed to encourage and create ownership in the Company's common stock, not only by executive officers, but by all employees generally. The Board believes that the equity based plans of the Company meet the objective of aligning key employees' long-range interests with those of shareholders by providing key employees with the opportunity to build a meaningful stake in the Company. The principal Company plans used to facilitate this objective are the 1992 Stock Option Plan and the Employee
Stock Purchase Plan. Under the 1992 Stock Option Plan, employees are granted the right to acquire shares of the Company's common stock at a fixed price over a term not to exceed ten years. To further the Company's goal of encouraging equity ownership, all options granted under the 1992 Stock Option Plan since October 1994 provide that option holders may not sell stock received through employee benefit programs if the sale of such stock exceeds 10% of the total trading volume of the stock on the date of sale by the option holder on any stock exchange and in the over-the-counter market. The 1992 Stock Option Plan also provides for incremental vesting of stock options and restricts trading by option holders to specified periods throughout the Company's fiscal year.

                 Performance Evaluation of Chief Executive Officer

The Compensation and Benefits Committee meets at least once with respect to each fiscal year, without the Chief Executive Officer present, to evaluate his performance.

The Chief Executive Officer's performance is evaluated based principally on the following criteria:

The achievement of the Company's long-term business goals and objectives during the immediately preceding one year period.

The achievement of specified individual and overall Company objectives during the immediately preceding one year period.

The performance of the Company's common stock during the preceding one year period.

In view of the Company's stage of development, the measure of achievement against goals and objectives tends to be subjective and the performance of the Company's common stock in the marketplace tends to be based on factors other than the widely-recognized financial performance measures of product sales, net profits and dividends. Accordingly, the Committee has relied in its review of the Chief Executive Officer's compensation on the following objective measures of performance against goals and objectives, which are listed below in descending order of importance:

The number and quality of strategic alliances initiated and/or completed as measured against targeted goals. It is the Company's plan to form strategic alliances with one or more major companies in order to develop products and commercialize developed products as a means of accelerating the Company's growth in the high investment, high risk market for mass produced vehicle traction drives in the automotive sector. During fiscal 1995, the Company initiated discussion with several prospective strategic alliance partners and entered into a strategic alliance with the Pininfarina Group of Turin, Italy. The Company also continued to participate actively in its strategic alliance with Kwang Yang Motor Co., Ltd. (Kymco) for the development and commercialization of an electric propulsion system for application to motor scooters and the establishment of manufacturing operations for such systems through a Taiwanese joint venture company, Taiwan UQM Electric Co., Ltd. (Taiwan UQM). Further, the Company successfully completed an agreement with KYMCO in fiscal 1995 which allows the Company to defer its previously required investments in Taiwan UQM until the third quarter of fiscal 1996. Pursuant to its relationship with Pininfarina, the Company launched the construction of a demonstration vehicle incorporating the Company's Caliber EV 53 traction drive system.

The capitalization and financial resources available to the Company as measured against targeted objectives. The Company completed an offering of its common stock under Regulation S during the fourth quarter of fiscal 1995 which resulted in net proceeds to the Company of $1,950,554. In addition, the Company generally maintained an adequate capitalization and possessed adequate financial resources to support operations throughout fiscal 1995.

The number and quality of sponsored development programs and their contribution to the technical objectives of the Company. The Company achieved the highest level of revenue from sponsored development programs in its history during fiscal 1995.

Technology advances and enhancements arising during the measurement period from internally funded research and development activities. The Company successfully extended its high voltage and low voltage product offerings during fiscal 1995 as a result of its internally funded research and development activities, including the development and introduction of the Caliber EV 53 micro-processor based traction drive system. The Compensation and Benefits Committee also reviewed other technological advances that are not the subject of patents and that the Company chooses not to make public at this time because they are confidential business information, the disclosure of which would have an adverse effect on the Company.

Based on these factors, the Compensation and Benefits Committee would have awarded a salary increase and a bonus to the Chief Executive Officer but the Chief Executive Officer elected to voluntarily forego salary increases during fiscal 1995 reflecting his belief that the Company's financial liquidity should be improved prior to an award of additional compensation. For the same reason, no bonus or stock options were awarded in fiscal 1995 to Mr. Geddes.

                          Additional Information

The compensation of the executive officers other than the Chief Executive Officer is set by the Compensation and Benefits Committee and Stock Option Committee based on the recommendations of the Chief Executive Officer, who evaluates subjectively and objectively their performance against assigned responsibilities and tasks. As was the case with Mr. Geddes, no salary increases, bonuses or stock options were awarded to any of the executive officers in fiscal 1995.

The Company has executed employment agreements with three executive officers and Mr. Geddes. The employment agreements provide for the payment of severance benefits to executive officers if the executive is terminated "without cause", (as such term is defined in the employment agreements)(see also "Employment Agreements" below). The Compensation and Benefits Committee believes it advisable to provide compensation to executive managers upon termination of employment to encourage the executive to commit his services for the longer duration of the Employment Agreements. The Compensation and Benefits Committee established the salaries in the employment agreements applying the criteria discussed above, and the employment agreements themselves were not a factor in determining salaries.

During fiscal 1995 the Stock Option Committee granted options to acquire 100,000 shares to consultants of the Company. No options were granted to executive management as a group during fiscal 1995. All options granted during fiscal 1995 to consultants are exercisable at an amount equal to the fair market value of the Company's common stock on the date of grant.

The Compensation and Benefits Committee of the Board of Directors:

Michel A. Bell
Ray A. Geddes
Frank Hodsoll

The Stock Option Committee of the Board of Directors:

Michel A. Bell
J. B. Richey
Jack Young

                              Performance Graph(2)

The following graph presents the yearly percentage change in the cumulative total return on the common stock of Unique Mobility, Inc., the group of companies comprising the S&P Electrical Equipment Index, and those companies comprising the S&P 500 Index for the five year period from 1991 through 1995:


GRAPHICAL DEPICTION OF THE FOLLOWING DATA:

                             INDEXED RETURNS
                              YEARS ENDING

COMPANY/INDEX          OCT 90    OCT 91    OCT 92    OCT 93    OCT 94    OCT 95
UNIQUE MOBILITY, INC    100      125.60    320.00    640.01    410.00    294.96
S & P 500 INDEX         100      133.50    146.79    168.72    175.25    221.58
ELECTRICAL EQUIPMENT    100      133.86    149.48    183.20    192.59    244.93


(2) The stock price performance graph depicted above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

                              Employment Agreements

The Company has entered into Employment Agreements with Messrs. Geddes and Rankin pursuant to which each has agreed to serve in his present capacity for a term expiring December 31, 1996. The Employment Agreement provides that
Messrs. Geddes and Rankin will receive an annual base salary of $152,375 and $123,960, respectively. Mr. Geddes also receives the use of an automobile. Messrs. Geddes and Rankin may receive bonuses and stock options and were granted 150,000 and 100,000 options, respectively, upon execution of the employment agreements. In addition, the other two executive officers of the Company have entered into employment agreements in substantially the same form as Messrs. Geddes and Rankin.

If employment is terminated by the Company without cause during or after the term of the agreement (after three months' notice) or upon retirement after age 65, the officer shall receive one month's salary for each year of full-time employment, but not less than 12 months' salary and not more than 24 months' salary. If the officer terminates employment, he shall receive three months' salary, unless the Company is in default, which shall be considered termination by the Company without cause. On a termination by the Company following a change of control of the Company, the officer shall have the option of receiving all amounts remaining due in the agreement or twice the payment due on a termination by the Company in the absence of a change of control. If an officer dies during employment, his estate shall receive three months compensation.

The employment agreements further provide that the Company shall maintain at its expense, life insurance coverage in the name of Messrs. Geddes and Rankin or their designees in an amount equal to three times the annual compensation payable to each executive.

Pursuant to the Employment Agreements, Messrs. Geddes and Rankin have agreed to at no time disclose to others any confidential information relating to the business affairs of the Company for any purpose other than the conduct of the Company's business and each has agreed to assign to the Company all right, title and interest in any inventions and patents developed in whole or in part by them, individually or with others, at any time during the term of the Employment Agreements, or six months thereafter, which relate to the business of the Company.

The Employment Agreements further provide that Messrs. Geddes and Rankin, for a period of one year after the term of their respective Employment Agreements, will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company nor, for a period of one year after such term, induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will they induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

                      BOARD OF DIRECTORS COMPENSATION

In fiscal 1993 the Board of Directors of the Company established the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors which is designed to encourage directors to participate in the ownership of the Company and therefore to more closely align their interests with those of the Company's shareholders. The plan was approved by the Company's shareholders in February, 1994.
Directors of the Company who are not officers may elect to receive an annual retainer of $12,000 in cash or the grant of options to acquire 16,000 shares of the Company's common stock in accordance with the terms of the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors, plus reimbursement for ordinary and necessary expenses of attending meetings. In addition, directors upon their initial election to the Board of Directors are awarded 2,000 shares of the Company's common stock at a purchase price of $0.01 per share. Directors who are full time officers or employees of the Company are not entitled to additional compensation for their service as directors. Mr. Dennis R. Costello served without compensation in his capacity as representative of the Advent Group until his resignation on December 8, 1995. Mr. Bell serves without compensation in his capacity as representative of Alcan. Mr. Richey serves without compensation in his capacity as representative of Invacare.

The following table sets forth information concerning remuneration to directors of the Company during fiscal 1995:

                          Number of
                          Securities
                          Underlying                                Shares of
                           Options       Price      Expiration    Common Stock
Name of Director          Granted(3)   Per Share       Date          Awarded
Ray A. Geddes (1)             -                          -              -

Dennis R. Costello (2)        -            -             -              -

Sheldon Weinig (4)         16,000        $5.13        4-16-05           -

Frank Hodsoll              16,000        $5.13        4-16-05           -

H. J. Young                16,000        $5.13        4-16-05           -

J. B. Richey (3)              -            -             -              -

William G. Rankin(1)          -            -             -              -

Michel A. Bell (5)            -            -             -              -

(1) Serves without compensation in his capacity as an officer of the Company.

(2) Served without compensation in his capacity as a representative of the Advent Group. Mr. Costello resigned from the Board of Directors effective December 8, 1995.

(3) Serves without compensation in his capacity as a representative of Invacare Corporation.

(4) Resigned from the Board of Directors effective June 22, 1995.

(5) Serves without compensation in his capacity as a representative of Alcan.

All directors who were eligible to receive compensation as a director for the term of service expiring March 20, 1996 elected to receive stock options in lieu of cash payments.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain relationships between nominee Directors and their affiliates and the Company are described under "Compensation Committee Interlocks and Insider Participation" above.

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company's $.01 par value common stock by (i) beneficial owners of 5 percent or more of the Company's common stock, (ii) each director and nominee, (iii) the Chief Executive Officer,
(iv) each executive officer whose annual salary and bonus exceeds $100,000, and
(v) all directors and executive officers as a group, as of January 29, 1996. Unless otherwise noted, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned:

                                               Number of           Percent
                                             Common Shares           of
Name of Shareholder                        Beneficially Owned      Class (1)
Alcan Aluminium Limited (2)                    1,401,925            13.08%
Michel A. Bell (3)                                -                    -
Adval Limited Partnership (4)                    196,445             1.82%
Advent Future Limited Partnership (5)            429,719             3.93%
Adwest Limited Partnership (6)                   245,556             2.26%
Advent Performance Materials
  Limited Partnership (7)                        245,557             2.26%
Advent Omnibus Limited Partnership (8)           110,501             1.03%
Ray A. Geddes (9)                                805,512             5.28%
William G. Rankin                                445,739             2.52%
Frank Hodsoll                                     38,000              .35%
H. J. Young                                       18,000              .17%
J. B. Richey (10)                                  -                    -%
Directors and Executive
  Officers as a Group (8 persons)              1,826,340            10.45%

(1) Calculated separately for each holder on the basis of the actual number of outstanding shares as of January 29, 1996. Assumes that shares issuable upon exercise of options and warrants held by such person (but not by anyone else) and exercisable within 60 days from the date of this Proxy Statement have been issued ss of such date.

(2) Alcan's principal executive offices are located at 1188 Sherbrook Street West, Montreal, Quebec, Canada H3A 3G2.

(3) Mr. Bell is an affiliate of Alcan, which owns 1,401,925 shares. Mr. Bell disclaims beneficial ownership of Alcan shares.

(4) Member of The Advent Group, which beneficially owns 1,227,778 shares (10.67%). Its address is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110. Includes 105,335 shares issuable upon the exercise of warrants.

(5) Member of The Advent Group, which owns 1,227,778 shares (10.67%). Its address is c/o Advent International Corporation, 101 Federal Street, Boston,
MA 02110.   Includes 230,412 shares issuable upon the exercise of warrants.

(6) Member of The Advent Group, which owns 1,227,778 shares (10.67%). Its address is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110. Includes 131,667 shares issuable upon the exercise of warrants.

(7) Member of The Advent Group, which owns 1,227,778 shares (10.67%). Its address is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110. Includes 131,668 shares issuable upon the exercise of warrants.

(8) Member of The Advent Group, which owns 1,227,778 shares (10.67%). Its address is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110. Includes 59,251 shares issuable upon the exercise of warrants.

(9) Mr. Geddes' address is 425 Corporate Circle, Golden, Colorado 80401.

(10) Mr. Richey is an affiliate of Invacare which owns 129,032 shares (1.2%). Mr. Richey disclaims beneficial ownership of Invacare shares.

Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission, the American Stock Exchange and the Boston Stock Exchange. The Company is required to report in this Proxy Statement any failure to file timely reports during fiscal 1995. The Statement of Changes in Beneficial Ownership of Securities required to be filed by July 10, 1995, by Mr. Weinig reporting the sale of 3,000 shares of common stock on June 23, 1995, was not filed by Mr. Weinig until August 15, 1995.

In making these statements, the Company has relied on copies of the reports filed by Alcan, The Advent Group and the Company's officers and directors with the Securities and Exchange Commission.

                      POSSIBLE FUTURE CHANGES IN CONTROL

Mr. Geddes has granted a right of first refusal on his shares in favor of Alcan. The exercise of this right by Alcan could result in a change in control of the Company.

                            SELECTION OF AUDITORS

At the meeting, the shareholders will be called upon to ratify the appointment of independent auditors to serve for fiscal 1996.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP, DENVER, COLORADO who have been the independent auditors of the Company since 1985. A representative of that firm who will be present at the meeting, will have the opportunity to make a statement should he desire to do so and can be expected to respond to appropriate questions. In the event the shareholders do not ratify the appointment of KPMG Peat Marwick LLP as independent auditors, management may reconsider its choice of independent auditors.

To be adopted, the proposal must be approved by the affirmative vote of a greater number of votes cast for the proposal than are cast against the proposal. If a ballot is called for, proxies in the accompanying form appointing the persons whose names are printed therein to act will (unless the proxy form has been marked against or authority to vote is withheld) be voted in favor of the proposal.

                          PROPOSALS BY SHAREHOLDERS

In accordance with rules of the Securities and Exchange Commission, shareholders of the Company may present proposals to the Company for inclusion in the Company's proxy statement prepared in connection with its next regular Annual Meeting of Shareholders.

Proposals to be included in the proxy statement prepared in connection with the next Annual Meeting of Shareholders to be held in March 1997 must be received by the Company no later than October 31, 1996, in order to be considered for inclusion.

                                OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters. If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.


                               ANNUAL REPORT

In lieu of an Annual Report, the Company has provided to each shareholder receiving this Proxy Statement, a copy of the Company's Annual Report on Form 10-K without exhibits, which is incorporated herein by reference. The Company will provide a copy of any exhibits to the Annual Report upon payment of a fee of $.25 per page. Requests for such copies should be made to the Secretary, Unique Mobility, Inc., 425 Corporate Circle, Golden, Colorado 80401, phone (303) 278-2002.

                             APPROVAL OF DIRECTORS

The Board of Directors of the Company has approved the contents of this proxy statement and its mailing to the shareholders.



                                   "Elaine J. England"
                                   Elaine J. England, Secretary

PROXY       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            Unique Mobility, Inc., 425 Corporate Circle, Golden, Colorado  80401

The undersigned hereby appoints Ray A. Geddes and Donald A. French as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Unique Mobility, Inc. held of record by the undersigned on January 29, 1996 at the Annual Meeting of Shareholders to be held on March 20, 1996 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED
BELOW:

1. TO ELECT SEVEN DIRECTORS TO THE COMPANY'S BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED

Ray A. Geddes     Michel A. Bell     Frank  Hodsoll      William G. Rankin
H.J. Young         J. B. Richey

ELECTION OF DIRECTORS   FOR all nominees listed above
                       (except as marked to the contrary above)
                        WITHHOLD AUTHORITY
                        to vote for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                    FOR          AGAINST        ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors is not aware of any other matters to be presented at the meeting for approval by the shareholders.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED NOMINEES AND FOR PROPOSAL 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sigh in partnership name by authorized person.


Dated __________________, 1996   ______________________________________________
                                    Signature

Please mark, sign, date and
return the proxy card promptly    _____________________________________________
using the enclosed envelope.        Signature, if held jointly